Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (hereinafter “Release”) is freely entered into by Chris Gannon (“Gannon”) and Energy Recovery, Inc. (“Company”). Although Gannon is not entitled to severance under his May 4, 2018 Offer of Promotion “in the event that you voluntarily resign (other than under the circumstances described in the Change in Control Severance Plan) or are terminated by ERI for Cause”, Gannon and the Company wish to enter into this Release in exchange for the commitments set forth below following Gannon's voluntary resignation effective, November 1, 2019.

In consideration of past services rendered by Gannon initially as its Chief Financial Officer and subsequently as its President and Chief Executive Officer and in anticipation that the Company may require his ongoing cooperation related to, among other things, audit and financial representations he has made on behalf of the Company and in various Company matters, Gannon and the Company agree as following:

1.       RELEASED CLAIMS. Except as provided in paragraph 4 below, Gannon, on behalf of himself, his spouse, heirs, estate, executors, administrators, insurers, attorneys, successors and assigns (all hereinafter “Releasor”), hereby fully releases, acquits and forever discharges the Company and all of its past and present parent companies, affiliates, subsidiaries, related companies, successors, assigns and transferees, and each of their respective past and present agents, officers, directors, insurers, re-insurers, attorneys, shareholders, partners, and employees, and each of their respective past and present spouses, heirs, estates, executors, administrators, insurers, attorneys and assigns (all hereinafter “Releasees”), from and against any and all claims, rights, demands, actions, obligations, liability and causes of action, whether asserted or unasserted, of any and every kind, nature and character whatsoever, known or unknown, which Releasor has or has had against Releasees, including but not limited to those arising from in any way connected with or relating to:

a)     Gannon's employment, lack of employment or termination of employment;

Settlement Agreement and Release

b)     All acts or omissions of Releasees heretofore occurring or arising, including but not limited to any claims for damages incurred at any time after the date of this Release because of alleged continuing effects of any alleged act or omission occurring on or before the date of this Release; and

c)     Releasor's claims whether based upon statute, common law, tort or contract, including but not limited to claims under discrimination laws, including but not limited to claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers' Benefit Protection Act (hereinafter “OWBPA”).

2.       DIFFERENCES IN FACTS. Releasor understands and agrees that this Release is a full and final Release covering all known and unknown, suspected or unsuspected injuries, debts, claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released in paragraph 1 above. Releasor expressly waives any and all rights or benefits which he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code and any similar law of any state or territory of the United States. Said section provides as follows:

“A general release does not extend to claims that the creditor ore releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her would have materially affected his or her settlement with the debtor or released party.”

Settlement Agreement and Release

Releasor fully understands that, if any fact with respect to any matter covered in this Release is found hereinafter to be other than or different from the facts now believed by him to be true, he expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in facts unless such fact is expressly represented in this Release.

3.      COVENANT NOT TO SUE. Except as provided in paragraph 4 below, Releasor agrees not to pursue any action nor seek damages or any other remedies for any released claims. Releasor agrees to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice.

4.      PROTECTED RIGHTS. Releasor understands this Release does not release any claims that cannot be released as a matter of law. Releasor further understands no provisions in this Release, including but not limited to the provisions addressing Released Claims, Covenant Not to Sue, Non-Disparagement, Cooperation and/or Confidentiality, is intended to or shall limit, prevent, impede or interfere with his non-waivable rights, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company's past or future conduct, or engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. Notwithstanding the above, unless otherwise prohibited by law, by signing this Release, Releasor releases and waives his right to claim or recover monetary damages directly from Company in any charge, complaint, or lawsuit filed by him or by anyone else on his behalf, for any released claims.

Settlement Agreement and Release

Releasor also understands that pursuant to the Defend Trade Secrets Act of 2016, he shall not be held criminally, or civilly, liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, Releasor understands employees may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, Releasor understands an employee who files a lawsuit alleging retaliation by a company for reporting a suspected violation of the law may disclose the trade secret to his attorney and use the trade secret in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Further, Releasor understands that claims challenging the validity of this Release under the ADEA as amended by the OWBPA are not released.

Finally, Gannon's rights to indemnification under the provisions of the California Corporations and Labor Code are not released.

5.       CONSIDERATION. In consideration of the terms set forth herein, Company agrees to:

a)     Pay Gannon a lump sum amount of twelve (12) months’ base pay in the amount of $433,500, less deductions required by law;

b)     Pay Gannon a lump sum amount of $34,572.85, which is equal to the premiums, at the time of termination, for 12 months of COBRA benefits for Gannon and his immediate family.

c)      The immediate vesting of twenty-five percent (25%) of Gannon’s outstanding equity held by Gannon at the time of his resignation; and

d)      Amend Gannon’s vested options, including those vested in c) above, to extend the period during which Gannon may exercise such options until November 1, 2020.

Settlement Agreement and Release

To the extent that other options or RSUs would not have otherwise vested on or before his resignation date, such options and RSUs shall be terminated and extinguished effective immediately upon his voluntary resignation on November 1, 2019. Except as otherwise provided herein, such options and RSU award agreements will continue in effect in accordance with the original terms of the agreement evidencing the options.

The above consideration shall become effective ten (10) days after receipt of a fully executed and unrevoked original of this Release, but in no event earlier than the 7-day revocation period. This Release, including the offered extensions, does not become effective or enforceable until such revocation period has expired.

6.      NO UNDISPUTED WAGES. Releasor warrants and agrees that the Company has already paid him any and all undisputed vacation pay, salary, bonuses and other wages due or to become due, and that no such payments or amount are included in the sums specified in paragraph 5 above. Releasor expressly states that this Release is not given in return for the payment of any undisputed wages due and owing.

7.       RESIGNATION. Gannon resigns from any and all employment and director positions effective November 1, 2019, at which time all Gannon’s compensation, Company group insurance, equity and any other company benefits shall cease, except as expressly set forth in this agreement. Gannon shall return all Company equipment including Company phones, laptop, keys, access cards, credit cards etc. to the General Counsel of the Company, William Yeung on or before November 11, 2019.

Settlement Agreement and Release

8.      COOPERATION. Gannon recognizes that initially as the Company's Chief Financial Officer and subsequently as its President and Chief Executive Officer that he certified the accuracy of numerous financial and disclosure statements on behalf of the Company prior to his resignation in November 2019. In addition, as a result of Gannon's position, he also was privy to development of products and other business matters as well as facts which are or could become relevant to claims brought by or adverse to Releasees. In consideration of the compensation set out in paragraph 5 above, Gannon agrees to cooperate in good faith with the Company, without need of a Company subpoena or further compensation for twelve (12) months after the execution of this agreement by all parties, in the event that the Company requires Gannon's good faith cooperation in addressing such matters or inquiries. The Company agrees to exercise good faith in requesting such cooperation and shall work with Gannon to minimize any disruption such cooperation may cause to Gannon. If such cooperation is required after the twelve (12) month period, the Company agrees to pay Gannon USD $250 per hour, up to a total of 20 hours, to fairly and fully compensate Gannon for the value of his services. In the event the Company requires Gannon’s cooperation beyond such hour limit, the parties agree to negotiate in good faith the terms of additional compensation, if any.

9.      REFERENCES. Company agrees to provide, upon request, a letter of reference on Gannon’s behalf from a Board member of the Company.

10.     MUTUAL NON-DISPARAGEMENT. Except as provided under paragraph 4 above, each party to this agreement agrees to refrain from any disparagement, defamation, libel, or slander of any party to the agreement, and agrees to refrain from any tortious interference with the contracts and relationships of any party to the agreement. Each party to this agreement further agrees to refrain from making, either directly or indirectly, any negative, damaging or otherwise disparaging communications concerning the Releasor, the Company or its services to any of the employees, agents, customers, business partners or vendors of the Company. Furthermore, neither Party will instruct any other person to disparage the other Party. For the purposes of this paragraph only, the “Company” personnel bound by this non-disparagement provision shall be limited to its Directors and Executive Officers but the Company further agrees that it shall not instruct or otherwise encourage other Company personnel to disparage Gannon in any way.

Settlement Agreement and Release

11.     FEES AND COSTS. It is expressly agreed that each party is to bear his or its own fees and costs.

12.     COMPANY PROPRIETARY INFORMATION. Gannon acknowledges that during his employment, he obtained confidential, proprietary and trade secret information, including but not limited to information relating to the Company's products, plans, designs, financials, and other valuable confidential information. Except as provided under paragraph 4 above, Releasor agrees not to use or disclose any information, not already in the public domain or put in public domain by virtue of Releasor's disclosure, unless required by subpoena or court order and that he will give the Company written notice of such subpoena or court order within five (5) business days' of his receipt of a subpoena or court order to permit the Company to oppose such subpoena or court order if it chooses to do so. No such notice, however, is required if Releasor makes disclosure of confidential information of this Release in the process of exercising his right or ability to file a charge or claim or communicate or cooperate with any federal, state or local agency, including providing documents or other information as set forth under paragraph 4 above.

Gannon further agrees that he shall return to William Yeung, the Company's General Counsel, or certify as to their destruction, all Company proprietary, confidential or trade secret documents no later than November 11, 2019.

13.     NOT MEDICARE ELIGIBLE. Gannon represents and affirm he is not Medicare eligible and is expressly waiving any and all future claims or actions against the Company for any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A).

Settlement Agreement and Release

14.     BENEFICIARIES. This Release is binding on and for the benefit of Releasors, the Releasees and their respective heirs, executors, administrators, successors, and assigns, whenever the context requires. The parties agree that the consideration provided by the Company is for the benefit of and fully releases all Releasees.

15.     ENFORCEMENT OF RELEASE. If any suit is brought to enforce this Release, the prevailing party in suit shall be entitled to all damages, remedies and reimbursement for costs, expenses and attorneys' fees incurred by it in each such suit.

16.     NO ADMISSION OF LIABILITY. The execution and delivery of this Release or any payments, transfer of shares, or the performance of any acts in connection therewith shall not be deemed at any time or place to be an admission by Releasor or Releasees that Releasor or Releasees at any time performed or failed to perform any act, which performance or failure to perform was or is in violation of any of the other's rights and/or which performance or failure to perform gives rise to any valid claim for damages or any other relief whatsoever.

17.     CONSTRUCTION OF AGREEMENT. The headings in the Release are provided for ease of reference. To the extent the text is inconsistent with or in addition to the heading, the text shall control.

18.     KNOWING AND VOLUNTARY. The Company hereby informs Gannon that he may consult with counsel prior to executing this Release and that he has been given up to twenty-one (21) days to consider the contents of this Release, if he wishes. The Company hereby informs Gannon that he may also revoke this Release within seven (7) days of signing it by sending written notice of revocation to the Company's General Counsel, William Yeung, so that it is received by him within seven (7) days of Gannon's execution. If Gannon does choose to revoke, this Release has no legal effect.

Settlement Agreement and Release

Releasor has apprised himself of sufficient relevant information, through sources of his own selection, in order that he might intelligently exercise his own judgment in deciding whether to execute this Release and in deciding on the contents hereof. Releasor expressly states that he has read this Release and understands all of its terms.

19.     ENTIRE AGREEMENT. This Release constitutes the entire agreement and understanding between the parties with respect to the subject mattes herein, and supersedes and replaces any prior agreements or understandings, whether oral or written, between and among them with respect to such matters, with the exception of any Confidentiality and Inventions Assignment  which remains in full force and effect. No other consideration, agreements, representations, oral statements, oral understandings or course of conduct which are not expressly set forth in this Release, should be implied or are binding. Releasor further declares that he is not relying upon any declarations or representations of Releasees other than may be contained in this instrument.

The provisions of this Release may not be waived, altered, amended, or repealed in whole or in part except upon the prior written consent of all parties thereto.

20.     GOVERNING LAW AND SEVERABILITY. This Release shall be construed and enforced in accordance with the laws of the State of California. If any term or condition of this Release is determined to be overbroad or invalid, the remainder of the provisions shall remain in full force and effect.

Releasor agrees that he is executing this Release voluntarily with full knowledge of its significance.

Settlement Agreement and Release

DATE: November 15, 2019	/s/ Chris Gannon
Chris Gannon

Accepted by Energy Recovery, Inc. on behalf of the Releasees.

DATE: November 15, 2019	/s/ Robert Mao
By: Robert Mao
Chairman of the Board, Interim President and CEO
Energy Recovery, Inc.

Settlement Agreement and Release

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